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                           SELECT ASSET FUND III


                           Code of Ethics

I.          Introduction.
            ------------

            The purpose of this Code of Ethics is to prevent Access Persons (as defined below) of Select Asset Fund III (the "Trust") from engaging in any act, practice or course of business prohibited by paragraph (b) of Rule 17j-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"). This Code of Ethics is required by paragraph (c) of the Rule. A copy of Rule 17j-1(b) is attached to this Code of Ethics as Appendix 1.

            Access Persons of the Trust, in conducting their personal securities transactions, owe a fiduciary duty to the shareholders of the Trust. The fundamental standard to be followed in personal securities transactions is that Access Persons may not take inappropriate advantage of their positions. All personal securities transactions by Access Persons must be conducted in such a manner as to avoid any actual or potential conflict of interest between the Access Person's interest and the interests of the Trust, or any abuse of an Access Person's position of trust and responsibility. Potential conflicts arising from personal investment activities could include buying or selling securities based on knowledge of the Trust's trading position or plans (sometimes referred to as front-running), and acceptance of personal favors that could influence trading judgments on behalf of the Trust. While this Code of Ethics is designed to address identified conflicts and potential conflicts, it cannot possibly be written broadly enough to cover all potential situations and, in this regard, Access Persons are expected to adhere not only to the letter, but also the spirit, of the policies contained herein.

II.         Definitions.
            -----------

            In order to understand how this Code of Ethics applies to particular persons and transactions, familiarity with the key terms and concepts used in this Code of Ethics is necessary. Those key terms and concepts are:

            1. "Access Person" means any trustee, officer or "advisory person" of the Trust. A list of the Trust's Access Persons is attached as Appendix 2 to this Code of Ethics and will be updated from time to time.

            2. "Adviser" means World Asset Management L.L.C., which acts as investment adviser to the Trust.

            3. "Advisory Person" means (a) any employee of the Trust or of any company in a control relationship to the Trust, who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a "Covered Security" by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of "Covered Securities".

            4. "Beneficial Ownership" has the meaning set forth in Rule 16a- 1(a)(2) of the Securities Exchange Act of 1934, as amended, a copy of which is included as Appendix 3. The determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

            5. "Adviser Code" means the Employee Investment Transaction Policy in the form most recently adopted by the Adviser.

            6. "Control" has the meaning set forth in Section 2(a)(9) of the Act.

            7.    "Covered Security" has the meaning set forth in
Section 2(a)(36) of the Act, except that it shall not include: direct obligations of the Government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; and shares issued by registered open-end investment companies. A high-quality short-term debt instrument is one with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

            8. "Independent trustee" means a trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Act.

            9. "Investment Personnel" of the Trust means (a) any employee of the Trust (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust and (b) any natural person who controls the Trust and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

            10. "IPO" means an offering of securities registered under the Securities Act of 1933, the issuer or which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act.

            11. "Limited Offering" means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), 4(6) or Rule 504, 505 or 506 under the Securities Act of 1933.

            12. "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

            13. "Underwriter" means the Trust's principal underwriter, if any.

            14. "Underwriter Code" means the Code of Ethics adopted by the Underwriter and approved by the Board, if any.


III. Restrictions Applicable to Directors, Officers and Employees of Adviser or Underwriter.

            1. Directors, officers and employees of Adviser or Underwriter who are subject to the restrictions, limitations and reporting responsibilities set forth in the Adviser Code or the Underwriter Code shall not be subject to the restrictions, limitations and reporting responsibilities set forth in Sections IV. and V. below during periods for which the Adviser Code has been approved by the Board as equaling or exceeding the requirements of this Code of Ethics, so long as the Trust has full access to the books and records of the Adviser relating to the Adviser Code and its administration and the Adviser undertakes to provide to the Board on a contemporaneous basis any modifications of the Adviser Code.

IV.         Prohibitions; Exemptions.
            ------------------------

            1.    Prohibited Purchases and Sales.
                  ------------------------------

            A. No Access Person may purchase or sell, directly or indirectly, any Covered Security in which that Access Person has, or by reason of the transaction would acquire, any direct or indirect beneficial ownership and which to the actual knowledge of that Access Person at the time of such purchase or sale:

            (1)   is being considered for purchase or sale by the Trust; or

            (2)   is being purchased or sold by the Trust.

            2.    Exemptions From Certain Prohibitions.
                  ------------------------------------

            A. The prohibited purchase and sale transactions described in paragraph IV.1 above do not apply to the following personal securities transactions:

            (1) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

            (2) purchases or sales which are non-volitional on the part of either the Access Person or the Trust;

            (3) purchases which are part of an automatic dividend reinvestment plan (other than pursuant to a cash purchase plan option);

            (4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from that issuer, and sales of the rights so acquired;

            (5) any purchase or sale, or series of related transactions, involving 500 shares or less in the aggregate, if the issuer of such shares has a market capitalization (outstanding shares multiplied by the current price per share) greater than $1 billion;

            (6) any purchase or sale which the Compliance Officer of Adviser (as defined in the Adviser Code) approves on the grounds that its potential harm to the Trust is remote.

            3.    Prohibited Recommendations.
                  --------------------------

            An Access Person may not recommend the purchase or sale of any Covered Security to or for the Trust without having disclosed his or her interest, if any, in such security or the issuer thereof, including without limitation:

            A. any direct or indirect beneficial ownership of any Covered Security of such issuer, including any Covered Security received in a private securities transaction;

            B. any contemplated purchase or sale by such person of a Covered Security;

            C.    any position with such issuer or its affiliates; or

            D. any familial relationship or present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

            4.    Pre-approval of Investments in Initial
                  Public Offerings or Limited Offerings.
                  -------------------------------------

            A. No Investment Personnel shall purchase any security (including, but not limited to, any Covered Security) issued in an IPO or a Limited Offering unless an officer of the Trust approves the transaction in advance. The Secretary shall maintain a written record of any decisions to permit these transactions, along with the reasons supporting the decision.

V.          Reporting.
            ---------

            1.    Initial Holdings Reports.
                  ------------------------

            No later than ten (10) days after a person becomes an Access Person, he or she must report to the Trust the following information:

                        (i) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                        (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                        (iii) the date that the report is submitted by the Access Person.

            2.    Quarterly Reporting.
                  -------------------

            A. Every Access Person shall either report to the Trust the information described in paragraphs B and C below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security or, in the alternative, make the representation in paragraph D below.

            B. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected and shall contain the following information:

            (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

            (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

            (3)   the price at which the transaction was effected;

            (4) the name of the broker, dealer or bank with or through whom the transaction was effected;

            (5) the date that the report is submitted by the Access Person;
and

            (6) a description of any factors potentially relevant to an analysis of whether the Access Person may have a conflict of interest with respect to the transaction, including the existence of any substantial economic relationship between the transaction and securities held or to be acquired by the Trust.

            C. With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, no later than 10 days after the end of a calendar quarter, an Access Person shall provide a report to the Trust containing the following information:

            (1) the name of the broker, dealer or bank with whom the Access Person established the account;

            (2)   the date the account was established; and

            (3)   the date that the report is submitted by the Access Person.

            D. If no transactions were conducted by an Access Person during a calendar quarter that are subject to the reporting requirements described above, such Access Person shall, not later than 10 days after the end of that calendar quarter, provide a written representation to that effect to the Trust.

            3.    Annual Reporting.
                  ----------------

            A. Every Access Person shall report to the Trust the information described in paragraph B below with respect to transactions in any Covered Security in which the Access Person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security.

            B. Annually, within 30 days of the end of each calendar year, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

            (1) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

            (2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

            (3)   The date that the report is submitted by the Access Person.

            4.    Exceptions to Reporting Requirements.
                  ------------------------------------

            A. An Access Person is not required to make a report otherwise required under paragraphs 1, 2 or 3 above with respect to any transaction effected for any account over which the Access Person does not have any direct or indirect influence or control; provided, however, that if the Access Person is relying upon the provisions of this paragraph 4(A) to avoid making such a report, the Access Person shall, not later than 10 days after the end of each calendar quarter, identify any such account in writing and certify in writing that he or she had no direct or indirect influence over any such account.

            B. An independent trustee of the Trust who would be required to make a report pursuant to paragraphs 1, 2 or 3 above solely by reason of being a trustee of the Trust is not required to make an initial holdings report under paragraph 1 above or an annual report under paragraph 3 above, and is only required to make a quarterly report under paragraph 2 above if the independent trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling the independent trustee's official duties as a trustee of the Trust, should have known that (a) the Trust has engaged in a transaction in the same security within the last 15 days or is engaging or going to engage in a transaction in the same security within the next 15 days, or (b) the Trust or Adviser has within the last 15 days considered a transaction in the same security or is considering a transaction in the same security or within the next 15 days is going to consider a transaction in the same security.

            5.    Annual Certification.
                  --------------------

            A. All Access Persons are required to certify that they have read and understand this Code of Ethics and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code of Ethics and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies. A copy of the certification form to be used in complying with this paragraph A is attached to this Code of Ethics as Appendix 4.

            B. The Trust, Adviser and Underwriter shall prepare an annual report to the Board of Trustees of the Trust to be presented at the first regular meeting of the Board after January 1 of each year and which shall:

            (1) Summarize existing procedures concerning personal investing, including pre-clearance policies and the monitoring of personal investment activity after pre-clearance has been granted, and any changes in the procedures during the past year;

            (2) describe any issues arising under the Code of Ethics or procedures since the last report to the Board including, but not limited to, information about any material violations of the Code of Ethics or procedures and the sanctions imposed during the past year;

            (3) identify any recommended changes in existing restrictions or procedures based upon experience under this Code of Ethics, evolving industry practice or developments in applicable laws and regulations;

            (4) contain such other information, observations and recommendations as deemed relevant by the Trust, Adviser or Underwriter; and

            (5) certify that the Trust, Adviser and Underwriter have adopted Codes of Ethics with procedures reasonably necessary to prevent Access Persons from violating the provisions of Rule 17j-1(b) or this Code.

            6.    Notification of Reporting Obligation and Review of Reports.
                  ----------------------------------------------------------

            Each Access Person shall receive a copy of this Code of Ethics and be notified of his or her reporting obligations. All reports shall be promptly submitted upon completion to the Trust's Secretary who shall review such reports.

            7.    Miscellaneous.
                  -------------

            A. Any report under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the securities to which the report relates.

VI.         Confidentiality.
            ---------------

            No Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Trust) any information regarding securities transactions by the Trust or consideration by the Trust or Adviser of any such securities transaction.

            All information obtained from any Access Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

VII.        Sanctions.
            ---------

            Upon discovering a violation of this Code of Ethics, the Board of Trustees of the Trust may impose any sanctions it deems appropriate, including a letter of censure, the suspension or termination of any trustee, officer or employee of the Trust, or the recommendation to the employer of the violator of the suspension or termination of the employment of the violator.


Dated as of August 23, 2000


                             Appendix 1

                  Rule 17j-1(b) under the 1940 Act


            Unlawful Actions. It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

            (1)   To employ any device, scheme or artifice to defraud the Fund;

            (2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

            (3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

            (4) To engage in any manipulative practice with respect to the Fund.



                             Appendix 2


            The following are "Access Persons" for purposes of the foregoing Code of Ethics:


              NAME                                  TITLE






                             Appendix 3

         Rule 16a-1(a)(2) under the Securities Exchange Act

      Other than for purposes of determining whether a person is a beneficial owner of more than 10 percent of any class of equity securities registered under Section 12 of the Act, the term "beneficial owner" shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the equity securities, subject to the following:

      (i) The term "pecuniary interest" in any class of equity securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

      (ii) The term "indirect pecuniary interest" in any class of equity securities shall include, but not be limited to:

            (A) Securities held by members of a person's immediate family sharing the same household; provided, however that the presumption of such beneficial ownership may be rebutted; see also Rule 16a-1(a)(4):

            (B) A general partner's proportionate interest in the portfolio securities held by a general or limited partnership. The general partner's proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership's most recent financial statements, shall be the greater of: (1) the general partner's share of the partnership's profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership's portfolio securities; or (2) the general partner's share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner.

            (C) A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where (1) the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary's overall performance over a period of one year or more; and (2) equity securities of the issuer do not account for more than 10 percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

      (D) A person's right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

      (E) A person's interest in securities held by a trust, as specified in Rule 16a-8(b); and

      (F) A person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.


                             Appendix 4


                         CERTIFICATION FORM


            This is to certify that I have read and understand the Code of Ethics of Select Asset Fund III, dated as of August 23, 2000, and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

            This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.


            Please sign your name he________________________________


            Please print your name h________________________________


            Dated as of:                             August 23, 2000
                       -----------------------------------------------------


            Please sign two copies of this Certification Form, return one copy to ______________________________ and retain the other copy, together with a copy of the Code of Ethics, for your records.